Exhibit (h)(4)

APPENDIX A

TO THE TRANSFER AGENCY AND SERVICES AGREEMENT

LIST OF PORTFOLIOS

Amended on June 14, 2018

BBH Core Select	Class N Shares Class I Shares Retail Class
BBH Partner Fund - International Equity	Class I Shares
BBH Limited Duration Fund	Class N Shares Class I Shares
BBH U.S. Government Money Market Fund	Regular Shares Institutional Shares
BBH Intermediate Municipal Bond Fund	Class N Shares Class I Shares Retail Class
BBH Global Core Select	Class N Shares Retail Class
BBH Income Fund	Class N Shares Class I Shares